UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2015

ACXIOM CORPORATION (Exact Name of the Company as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)
0-13163	71-0581897
(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8190, 601 E. Third St. Little Rock, Arkansas	72201
(Address of Principal Executive Offices)	(Zip Code)

501-342-1000
(the Company’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM. 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 19, 2015, Acxiom Corporation (the “Company”) entered into a Contribution and Stock Purchase Agreement (the “Purchase Agreement), with Aspen Holdco, Inc., a Delaware corporation and an entity affiliated with investment funds managed by Charlesbank Capital Partners (“Buyer”), Acxiom IT Outsourcing, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (the “US Acquired Company”), Acxiom Limited, a private limited company incorporated in England and Wales and an indirect wholly owned subsidiary of the Company (“UK Seller”), Aspen Hivedown Limited, a private limited company incorporated in England and Wales and a direct wholly owned subsidiary of the UK Seller (the “UK Acquired Company”), Acxiom Global Service Center Polska sp. z.o.o., a private limited company organized under the laws of Poland and indirect wholly owned subsidiary of the Company and Acxiom Polska sp. z.o.o. w likwidacji, a private limited company organized under the laws of Poland and indirect wholly owned subsidiary of the Company (collectively, the “PL Sellers”, and together with the Company and the UK Seller, the “Sellers”) and Acxiom ITO Polska sp. z.o.o., a private limited company organized under the laws of Poland and wholly owned by the PL Sellers (the “PL Acquired Company”, and together with the US Acquired Company and UK Acquired Company, the “Acquired Companies”).

Pursuant to the terms of the Purchase Agreement, the Sellers will contribute certain assets relating to the Company’s hosting services, cloud computing IT services and IT advisory services (the “ITO Business”) to the Acquired Companies, and then sell the capital stock of the Acquired Companies to the Buyer.  The Buyer will pay the Company $140 million as consideration for the Acquired Companies at closing, subject to customary adjustments.  In addition, the Buyer may make earnout payments to the Company up to a maximum of $50 million based on a number of factors, including contract renewals and the satisfaction of certain EBITDA targets.

Consummation of the transaction is subject to customary closing conditions, including, without limitation, the absence of certain legal impediments and antitrust regulatory approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  In addition, the transaction may close no earlier than 60 days after the date of the Purchase Agreement.

Sellers have made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the ITO Business prior to the Effective Time.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Purchase Agreement contains representations and warranties by each of the Sellers and Buyer. These representations and warranties were made solely for the benefit of the parties to the Purchase Agreement and (i) should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Purchase Agreement by disclosures that were made to the other party in connection with the negotiation of the Purchase Agreement (iii) may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and (iv) were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement.

On May 20, 2015, the Company issued a press release announcing the entry into the Purchase Agreement. The text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

ITEM 8.01 OTHER EVENTS.

On May 19, 2015, the Company announced that its Board of Directors (the “Board”) amended the terms of the Company’s existing share repurchase program (the “Repurchase Program”) which was initially adopted by the Board on August 29, 2011, and subsequently amended on December 5, 2011, May 24, 2012, February 5, 2013, November 12, 2013, and November 12, 2014, so as to (i) authorize an additional $50 million in repurchases, thereby making the total amount authorized for repurchase $300 million, and (ii) extend the term of the Repurchase Program through December 31, 2016.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

2.1*
Contribution and Stock Purchase Agreement, dated as of May 19, 2015, by and among Aspen Holdco, Inc., Acxiom Corporation, Acxiom IT Outsourcing, Inc., Acxiom Limited, Aspen Hivedown Limited, Acxiom Global Service Center Polska sp. z.o.o., Acxiom Polska sp. z.o.o. w likwidacji, and Acxiom ITO Polska sp. z.o.o..

99.1	Press Release of Acxiom Corporation, dated May 20, 2015.

*Certain schedules and exhibits to this agreement have been have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACXIOM CORPORATION

By:	/s/ Jerry C. Jones
Name: Title:	Jerry C. Jones Chief Ethics and Legal Officer & Executive Vice President

Dated: May 20, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1*
Contribution and Stock Purchase Agreement, dated as of May 19, 2015, by and among Aspen Holdco, Inc., Acxiom Corporation, Acxiom IT Outsourcing, Inc., Acxiom Limited, Aspen Hivedown Limited, Acxiom Global Service Center Polska sp. z.o.o., Acxiom Polska sp. z.o.o. w likwidacji, and Acxiom ITO Polska sp. z.o.o..

99.1	Press Release of Acxiom Corporation, dated May 20, 2015.
*Certain schedules and exhibits to this agreement have been have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.